Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-248840, 333-192254 and 333-184866 on Form S-3, and Registration Statement Nos. 333-181954 and 333-262052 on Form S-8 of our reports dated March 9, 2022, relating to the financial statements of Fiesta Restaurant Group, Inc., and the effectiveness of Fiesta Restaurant Group, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended January 2, 2022.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 9, 2022